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Exhibit 24.2   Consent and Opinion of William Aul, Esquire  re:  Legality


November 4, 1996


Board of Directors
Exten Industries, Inc.
9625 Black Mountain Road, Suite 218
San Diego, CA  92126

     Re:  LEGAL OPINION - ISSUANCE OF NEW SHARES
            & CONSENT FOR USE OF OPINION IN REGISTRATION STATEMENT

Gentlemen:

     You have asked for my law firm's opinion with respect to the matters set forth below in connection with the issuance and registration of 1,893,940 shares of the Common Stock (the "Shares") of Exten Industries, Inc., a Delaware corporation (the "Company") as described on the Form S-8 Registration Statement (the "Registration Statement") filed with the U.S. Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Act") and the limited offering permit (the "Permit") issued to the Company by the California Department of Corporations in connection with the filing of an Application for Qualification by Coordination under California Corporations Code Section 25111 of the California Corporate Securities Act of 1968, as amended.

     This Opinion Letter is governed by, and shall be interpreted in accordance with, the Legal Opinion Accord (the "Accord") of the ABA Section of Business Law
(1991). As a consequence, it is subject to a number of qualifications, exceptions, definitions, limitations on coverage and other limitations, all more particularly described in the Accord, and this Opinion Letter should be read in conjunction therewith.

     You have not asked my law firm to participate and we have not participated in the preparation or review of the accuracy or completeness of the statements and representations made by the Registration Statement. My law firm has not been asked to conduct or review any due diligence, and evaluate the completeness or the accuracy of the Registration Statement's disclosure of the Company's affairs. My law firm can therefore take no responsibility for nor have we verified independently or otherwise, any of the information contained in the Registration Statement.

     The Company has provided my office with a certificate of its Chief Executive Officer certifying that the Company has received full consideration for the issuance of the Shares. We have also received photostatic copies of Minutes and Actions of the Board of Directors which the Company has provided (collectively, the "Corporate Actions") and upon which these issuances are based and on which I rely.

     The Company has also assured me that all of the Shares to be issued pursuant to the Registration Statement will be issued ONLY UPON THE COMPANY'S RECEIPT, from each proposed holder, of an executed Investment Agreement, acknowledging that the proposed holder meets or exceeds the suitability standards required by the Permit. The Permit requires that each proposed holder meet or exceed specified income and net worth suitability standards at the time that one or more certificates representing the Shares are to be issued.

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     In connection with the opinion expressed below, I have examined and relied upon, as to factual matters, a photostatic copy of the Company's Registration Statement, the Corporate Actions, and the Company's assurances that it will comply with the Permit.

     With your permission, I have assumed the authenticity of the signatures presented on all documents received from the Company in connection with this matter and that there are not other understandings, arrangements, or other corporate actions or minutes which would limit, restrict, revoke, or repeal the proposed issuances of the Company's Shares hereunder.

     My law firm has examined and relied upon, as to matters of law, such considerations as I, in my judgement, have deemed necessary or appropriate to render the opinions expressed below. This opinion is limited to federal law, the provisions of the Delaware General Corporation Law and the provisions of the California Corporate Securities Act of 1968, as amended. I can assume no responsibility for the law of any other jurisdiction.

     Based upon and subject to the foregoing, I am of the opinion that the Company has received full consideration for the issuance of the Shares, that the Shares will be validly issued and non-assessable, and that the Shares will be issued in conformity with the registration requirements of the Act and the conditions and suitability standards required by the Permit.

     This opinion is limited solely to the matters set forth herein and is delivered to you only with regard to and is intended for use solely in connection with the Registration Statement. This Opinion should not be relied upon for any other purpose.

     I hereby consent to the inclusion of this Opinion in the Registration Statement.

     If you have any questions or if we can help you in any way, please call me. Thank you for your inquiry.

                                        Sincerely,


                                        /s/ William M. Aul
                                        --------------------------
                                        William M. Aul

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